Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER OF 2010 AND PROVIDES UPDATED GUIDANCE FOR THE FULL YEAR

FOSTER CITY, CA – August 9, 2010 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the second quarter of 2010. Product revenues from sales of ZADAXIN were $20.7 million, a decrease of 6% compared with revenues of $22.0 million for the same period last year. As previously indicated by the Company, during the second quarter of 2009 SciClone’s sales were higher than anticipated by approximately $4 to $5 million, believed to be due to the increased demand for ZADAXIN as the H1N1 virus became a serious concern in China at that time. For the six months ended June 30, 2010, product revenues were $38.7 million, compared with $37.0 million for the same period last year.

“We are pleased that we could again deliver strong financial results during the second quarter, further expanding our well-established sales organization in China by continuing to grow our sales of ZADAXIN. China remains the major focus area for us. There we are pursuing in-licensing, merger or acquisition opportunities and working to secure regulatory approval for DC Bead® followed by ondansetron RapidFilm™,” commented Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “In addition, I am excited about the prospects for SCV-07, which we are developing for oral mucositis and hepatitis C virus, with phase 2b results expected for HCV later this year. We also recently announced final results evaluating ZADAXIN’s potential benefits as a vaccine enhancer, primarily in the early weeks following vaccination, and we are engaged in discussions with potential partners and biodefense agencies on additional vaccine enhancement opportunities for ZADAXIN.”

Cost of product sales for the second quarter of 2010 totaled $3.5 million, compared with $3.4 million for the same period last year. Gross margin was 82.9% for the second quarter of 2010, compared with 84.4% for the same period last year. The decrease in gross margin for the three-month period ended June 30, 2010, compared to the corresponding period in 2009 was attributable to higher per vial production costs resulting from lower production volume in 2010 compared to 2009. For the six months ended June 30, 2010, cost of product sales were $6.3 million, compared with $6.1 million for the same period last year. Gross margin was 83.7% for the six months ended June 30, 2010, compared with 83.6% for the same period last year.

Research and development expenses for the second quarter of 2010 totaled $2.4 million, compared with $3.6 million for the same period last year. The decrease was primarily related to the timing and number of ongoing clinical trials. The overall decreased expenditure reflects SciClone’s strategy of tightly managing its research and development costs as well as the timing of the trials. For the six months ended June 30, 2010, research and development expenses were $5.1 million, compared with $8.4 million for the same period last year.

Sales and marketing expenses for the second quarter of 2010 were $5.6 million, compared with $4.8 million for the same period last year. The increase was primarily due to increased marketing activities and employee-related costs associated with our sales efforts for SciClone’s lead product ZADAXIN in China. For the six months ended June 30, 2010, sales and marketing expenses were $10.6 million compared with $8.9 million for the same period last year.

General and administrative expenses for the second quarter of 2010 were $3.4 million compared with $2.7 million for the same period last year. The increase was related to higher business development efforts for China and ongoing corporate, legal and intellectual property activities. For the six months ended June 30, 2010, general and administrative expenses were $6.6 million, compared with $5.9 million for the same period last year.

Net income for the second quarter of 2010 totaled $5.5 million, or $0.12 per share on a basic and $0.11 per share on a diluted basis, compared with net income of $7.3 million, or $0.16 per share, for the same period last year, on a basic and diluted basis. For the six months ended June 30, 2010, net income was $9.7 million, or $0.20 per share on a basic and diluted basis per share, compared with net income of $7.4 million, or $0.16 on a basic and diluted basis.

Cash, cash equivalents and investments totaled $43.3 million at June 30, 2010, compared with $31.8 million at December 31, 2009.

Financial Outlook

SciClone continues to anticipate 2010 revenues of between $82 and $85 million and earnings per share for the year 2010 to be between $0.31 and $0.35. Cash, cash equivalents and investments at December 31, 2010, are now projected to be greater than $45 million.

Significant Corporate Milestones

•	Provide topline results in the phase 2 trial of SCV-07 in HCV in the second half of 2010;

•	Initiate phase 2b trial of SCV-07 in OM in late 2010 or early 2011;

•	Obtain regulatory approval for DC Bead in China in 2011;

•	Achieve revenues of $82 to $85 million and EPS of $0.31 to $0.35 for the full year 2010.

Second Quarter Pipeline Updates

In May 2010, SciClone announced further topline results from the Company’s phase 2a proof of concept trial of SCV-07 to modify the course of oral mucositis in patients with head and neck cancer receiving chemoradiotherapy regimens. Based on the study findings and completed discussions with the U.S. Food and Drug Administration, SciClone is planning to initiate a phase 2b study in late 2010 or early 2011. The phase 2b study design would include higher doses of SCV-07, have a higher number of patients in each study arm, and be adequately powered to demonstrate statistical significance. SciClone also announced the formation of a scientific advisory board (SAB), chaired by Stephen T. Sonis, DMD, DMSc, Chief of the Division of Oral Medicine at the Dana-Farber Cancer Institute; Senior Surgeon at Brigham and Women’s

Hospital; and Clinical Professor of Oral Medicine at Harvard. The SAB’s role is to provide guidance and oversight for the Company’s ongoing clinical development of SCV-07 for this indication. The SAB, which includes medical and radiation oncology thought leaders, is working with SciClone to design the clinical development strategy for the OM program based on findings from the phase 2a trial. OM is a common, painful, debilitating complication of cancer treatment, and SciClone estimates that total medical costs for treating OM may reach approximately $4.2 billion in the U.S. and $10 billion worldwide in 2010.

In June 2010, SciClone and its partner, Sigma-Tau Finanziaria S.p.A., announced final results from a clinical trial evaluating the potential of ZADAXIN to enhance the immune response to the MF59 adjuvanted H1N1 influenza monovalent vaccine, Focetria® from Novartis. ZADAXIN administration given with the H1N1 vaccine led to a statistically significant increase in the percentage of subjects who seroconverted when evaluated at both 21 days and 42 days after vaccination, as compared with vaccine alone. The study was conducted in an immunocompromised population of patients with end-stage renal disease on chronic hemodialysis. When evaluated at 84 and 168 days after vaccination, seroconversion rates were similar for patients receiving ZADAXIN and those receiving vaccine alone. Based on the positive study results and potential applications to enhance vaccines targeting other types of infections and diseases, including cancer, SciClone plans to continue discussions with bio-defense agencies and related groups to determine which vaccines might benefit most from enhancement with ZADAXIN.

Regulatory Investigations

Subsequent to the end of the quarter, as disclosed in the Company’s 10Q to be filed today with the Securities and Exchange Commission (SEC), SciClone has been contacted by the SEC and advised that the SEC has initiated a formal, non-public investigation of SciClone. The Company has also been contacted by the Department of Justice (DOJ) who requested that the Company meet with the DOJ regarding its compliance with the Foreign Corrupt Practices Act (FCPA). Further information regarding the investigation is included in our 10Q. The Company intends to fully cooperate with the SEC and the DOJ in these matters.

Second Quarter 2010 Results Conference Call

SciClone will hold a conference call today at 1:30 pm PT (4:30 pm ET) to discuss the second quarter of 2010 financial results and to provide a business and product update for 2010. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Gary Titus, Senior Vice President and CFO.

LIVE CALL:	800-638-5495 (U.S./Canada)
617-614-3946 (International)
Passcode: 29136148
REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 94859847
(Replay available from Monday, August 9, 2010, at 8:00 pm ET until 11:59 pm ET on Monday, August 16, 2010)

Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The conference call will contain forward-looking statements. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone is not responsible for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-focused, China-centric specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is focused on continuing sales growth, particularly in China, and a clinical development strategy with prudently managed costs. ZADAXIN® (thymalfasin or thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. In addition to further studying thymalfasin’s use as a vaccine enhancer, SciClone is planning to evaluate SCV-07 in a phase 2b trial to modify the course of oral mucositis in patients with head and neck cancer; and a phase 2b trial for the treatment of HCV. The Company also has exclusive commercialization and distribution rights in China to a novel treatment for advanced liver cancer, DC Bead®, currently under review by Chinese regulatory agencies. Additionally, SciClone owns exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilm™ in China, including Hong Kong and Macau, and Vietnam. The Company will seek regulatory approval for the product, commonly used to treat and prevent nausea and vomiting caused by chemotherapy, radiotherapy, and surgery, in each of these markets. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding development objectives and timing expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “potential,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include the course, cost and outcome of regulatory investigations, the Company’s ability to execute on its goals for ZADAXIN sales in China, objectives for revenue in fiscal 2010 and risks related to operating an international business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Focetria is a registered trademark of Novartis AG Corporation.

DC Bead is a registered trademark of Biocompatibles UK Limited.

RapidFilm is a trademark of Labtec Gesellschaft für technologische Forschung und Entwicklung mbH.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Product sales	$20,694	$21,971	$38,656	$37,040

Cost of product sales	3,540	3,422	6,299	6,087

Gross margin	17,154	18,549	32,357	30,953

Operating expenses:
Research and development	2,407	3,561	5,082	8,397
Sales and marketing	5,603	4,791	10,551	8,898
General and administrative	3,386	2,741	6,583	5,939

Total operating expenses	11,396	11,093	22,216	23,234

Income from operations	5,758	7,456	10,141	7,719

Interest and investment income	23	40	48	105
Interest and investment expense	(19)	(51)	(38)	(100)
Other (expense) income, net	(85)	46	(83)	23

Income before provision for income tax	5,677	7,491	10,068	7,747
Provision for income tax	197	152	395	312

Net income	$5,480	$7,339	$9,673	$7,435

Basic net income per share	$0.12	$0.16	$0.20	$0.16
Diluted net income per share	$0.11	$0.16	$0.20	$0.16

Weighted average shares used in computing:
Basic net income per share	47,549	46,241	47,403	46,230
Diluted net income per share	49,841	46,711	49,506	46,350

SELECTED BALANCE SHEET DATA

(in thousands)

(Unaudited)

	June 30, 2010	December 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$35,706	$29,687
Short-term investments	7,269	1,717
Accounts receivable	21,838	21,394
Inventories	8,839	10,149
Long-term investments	350	415
Total assets	77,607	66,900
Total current liabilities	7,522	8,528
Total Shareholders’ equity	69,083	57,393